Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Qualification Amendment of Regulation A Offering Statement on Form 1-A of Mode Mobile, Inc. of our report dated April 30, 2026, relating to our audits of the consolidated financial statements of Mode Mobile, Inc. as of December 31, 2025, and 2024 and for each of the two years in the period ended December 31, 2025.

/s/ RBSM LLP

New York, NY
September 1, 2026